Exhibit 23.02


                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors of China
Heath Holdings Inc.

We consent to the use in this Amendment No. 4 to Form SB-2 Registration Statement of our report dated November 10, 2004, except as to Note 13 which is as of January 31, 2005, relating to the audited financial statements of China Health Holdings Inc. for the year ended December 31, 2003 and the period from April 3, 2002 (inception) to December 31, 2002. We also consent to the reference to our Firm under the caption "Experts" in the prospectus.





/s/ DALE MATHESON CARR-HILTON LABONTE
-------------------------------------
    DALE MATHESON CARR-HILTON LABONTE
    CHARTERED ACCOUNTANTS
    Vancouver, B.C.



    February 10, 2005